EXHIBIT 21 - SCHEDULE OF SUBSIDIARIES

LOWE'S COMPANIES, INC. AND SUBSIDIARY COMPANIES



NAME AND DOING BUSINESS AS:                           STATE OF  INCORPORATION

Lowe's Home Centers, Inc.                                 North Carolina
The Contractor Yard, Inc.                                 North Carolina
Sterling Advertising, Ltd.                                North Carolina
LF Corporation                                            Delaware
Lowe's Home Centres (Canada), Inc.                        Canada
LG Sourcing, Inc.                                         North Carolina
Lowe's H I W, Inc.                                        Virginia
Eagle Hardware & Garden, Inc.                             Washington
Eagle Hardware & Garden Distribution Services, Inc.       Washington